Response to Item 77I (Terms of new or
amended securities)

Parametric Volatility Risk Premium -
Defensive Fund - Series 44
The Fund began issuing shares during the period. The terms of these share classes are described in the Fund's prospectus and statement of additional information, which are incorporated herein by reference.